Exhibit 99.2

29-Oct-2026

FTI Consulting, Inc. (FCN)

Q3 2026 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Eun Angela Nam

Chief Financial Officer, FTI Consulting, Inc.

OTHER PARTICIPANTS

Tobey Sommer

Analyst, Truist Securities, Inc.

Andrew Nicholas

Analyst, William Blair & Co. LLC

James Yaro

Analyst, Goldman Sachs & Co. LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting Third Quarter 2026 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, today's event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

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Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting conference call to discuss the company's third quarter 2026 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company outlook and expectations for the full year 2026, based on management's current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions and estimates and other factors that could cause actual results to differ materially from such statements.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our Annual Report on Form 10-K for the year ended December 31, 2025, and our quarterly reports on Form 10-Q and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. FTI assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and the accompanying financial tables that we issued this morning and were also posted to the Investor Relations section of our website.

Lastly, there are two additional items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and a PDF of our historical financial and operating data, which have been updated to include our third quarter 2026 results.

With these formalities out of the way, I'm joined today by Steve Gunby, our CEO and Chairman; and Angela Nam, our Chief Financial Officer. At this time, I'll turn the call over to our CEO and Chairman, Steve Gunby.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Good morning, everyone, and thank you for joining us. As I suspect many of you have already seen this morning, this morning we reported a powerful third quarter. It was an amazing quarter by many measures. Our revenues exceeded $1 billion for the first time. All five of our segments delivered top line growth. Adjusted EBITDA grew 18% and adjusted EPS was $3.84.

If I can, let me focus on that last number a bit and see if I can put a little perspective on it. It's not only a record, almost as much as we earned in the first two quarters of this year combined. And I realized just a couple of days ago that it is more than we earned in the first two years of my CEO tenure combined. But for me, it's a pretty special number showing, I think, the power of this organization and the progress we have made.

Now, look, my experience is any time anyone has a great quarter, the first thing you have to do is to check how real it is, not in the accounting sense, we always focus on the right accounting, but how much was driven by onetime factors, the type of factors that just could happen to cut positively in a given quarter. And if you do that analysis here, you find out that a lot did cut positively this quarter. We had significantly higher than usual success fees. We had a lower tax rate and we had a number of smaller factors that also cut positively.

Having said that, I worked to normalize for all of those factors, and I still had a hard time getting the number below to $2.90 a share, which compares with the average adjusted EPS over the prior four quarters in the low-2s. So even with all the adjustments I could make, our performance this quarter ended up powerful, a seemingly powerful reaffirmation of the strength of our earnings potential and our growth potential, after a number of quarters recently that did not seem to reaffirm that power anywhere nearly as strongly, which of course, has raised the question why? What happened? Why did this happen after five to six quarters that weren't so powerful? Did we change our fundamental strategy? Did the world somehow change radically in our favor? What's going on?

I assume some of those questions occurred to many of you, not just me. So rather than go through the details of the quarter, which Angela will do, I thought I would try to share some perspective on those questions. What is fundamentally different? And importantly, what is not? And importantly, how durable is any of this? What I would like to suggest in the rest of this opening is that our powerful results of this quarter, in contrast to the prior five or six quarters, do not represent some fundamental change in the company's strategy, nor some fundamental changes in the markets in which we operate.

Rather, what I would like to argue is that the core of what is going on is more simple, but also more fundamental. It's a resumption of the growth trajectory that this company has been on since we turned the fundamental strategies around almost a decade ago. A resumption of the trajectory we demonstrated was so powerful from 2017 to 2024, a trajectory that has been going on underlying underneath the surface, but has been obscured over the last five to six quarters that has taken to fully digest the disruption in our Compass Lexecon business. And that's a lot.

I'd like to go into a little bit more detail to see if it'd make the points come alive a little bit. And if I can, let me start by re-anchoring in the success we had in the prior period, the 2017 to 2024 period, then bridge to the period of the last five to six quarters that weren't so good and then arrive at why we're having such a good quarter today.

Now I'm not sure how many of the people on this call remember our Investor Day in 2017. For those of you who do, you might remember a little of what we said then, which was then after a period of truly major change in our company, that was a time when we did change our strategy, we did change our operational focus, we did change most of our leadership. After all those changes, we believe we had then put the company back finally into an incredibly powerful position. We have put in place strategies focused on key high-value areas for clients. We're using that focus to win important brand building client work. Important, we have put in place an energized action-oriented leadership team, and that team was retaining great people. We have pipelines of people we believe we can develop and promote, and we now believe we have positioned ourselves as the destination for terrific talent around the world.

We asserted then that we believe those strengths would translate into a powerful and durable economic model, a model that we believe would deliver sustained mid- to high-single-digit organic growth, which combined with good use of cash over any extended period, would not only help us build the business for our people and our clients, but also allow us to significantly outperform the market.

For those of you who do remember that, you will also remember an important fact. From 2017 to 2024, we did not just make those assertions. We delivered both on the strategy and on the results. Not every quarter for the company and certainly not every quarter for every region or segment or subsegment. Every segment and region had zigzags during that time. But in every business, we made the zigzags surround upward sloping lines. And the company as a whole therefore delivered strong organic revenue growth, strong adjusted EBITDA, strong adjusted EPS and a stock price that moved commensurately.

Turning to the next period, what the heck happened over the last five to six quarters? Over the last five, six quarters, it looked different. We had some adjusted EBITDA and some adjusted EPS growth, but we haven't performed the most measures anywhere near as strongly as we had previously. But one can speculate around a lot of different explanations. One possible explanation could focus on some specific challenges. We had market headwinds, including geographical slowness in markets like Asia and the Middle East. We had some bets that took longer to ramp than expected. And we had some individual businesses that faced challenges. Tech, for example, last year faced a serious slowdown in second request activity, and FLC has faced a slowdown in government launch and investigations over the last several quarters.

The problem with those as the explanation for the last quarters is that those sorts of challenges have always existed, even during our most successful periods. Not those specifics, of course, but analogous ones. For example, in 2017-2024, we had years with major restructuring troughs. We had big jobs that ended, we had market and geopolitical dislocations, and we had COVID, among other factors.

The reality is, and our experience and our expectation is that if we don't just have a strategy on paper, but we have a really, truly robust organic growth strategy, we do not need to be terrific every quarter in every business. We do not need every market to be in our favor. What we need to do is to be making enough powerful bets behind strong businesses and strong people that the power of those bets and those people overcome a few bets that do not work and overcome at least over any extended period of time market conditions. That is what we showed from 2017 to 2024. So those idiosyncratic things that we had the last few quarters aren't the answer.

We made the same sort of powerful bets the last two years. Why don't they seem to be showing through? The core answer is that during this time, we also faced a disruption of a fundamentally different type and magnitude than we have ever faced during my tenure here. The dislocation that we have been working through in Compass Lexecon. So we've alluded to this in other quarters, but I'm not sure it has come through as vividly in the words, but also in the reported results because, of course, we don't report Compass Lexecon separately. But I think it's of a magnitude sufficiently that if I point you to the certain statistics in the overall Econ segment, it comes through vivid.

Let me point you to first 2023 and 2024. In 2023 and 2024, Econ, the Econ segment as a whole, generated typically $25 million to $30 million in quarterly adjusted EBITDA. So over four quarters, say, $100 million to $110 million. $100 million to $110 million in EBITDA over four quarters. If you add up the last four quarters, it's zero. That cumulative difference spread over five quarters is enough to offset the powerful normal growth rate of this company for more than two years.

Let me make that math a little more clear. We're an approximately $450 million adjusted EBITDA company. A vibrant growth rate, say, will be 10% a year on EBITDA, 10% on $450 million is $45 million. Over two years, that's

$90 million, $90 million is less than $100 million to $110 million. The decline from $25 million to $30 million a quarter to $0, that sort of headwind is sizable enough that it can obscure major progress that is taking place across the rest of the company so many places around the world. That is the key reason these last five quarters fell off the trajectory we had established in 2017 to 2024.

Let me bridge to this quarter. What changed so positively this quarter? It's simply the – I never know if it's the inverse, the obverse or the reverse of this, but instead of Econ averaging $22 million year-on-year drag a quarter over the last five quarters, it was accretive. That cloud was removed. The obscuring function was removed. Now I actually believe it was more accretive this quarter year-on-year than we can replicate near term because there were some onetime benefits in the Econ segment. But the point was not that it's turned accretive. The point it is no longer that major drag of a magnitude that can obscure everything else.

We don't need Compass Lexecon to return immediately to historical levels of profitability, but the continued progress across the rest of the company once [ph] Econ (00:14:31) become visible in our overall results. All we needed was Compass Lexecon to get to the position where there's no longer weighing year-on-year in the way it was, which is now the position that Compass has delivered for us.

Compass Lexecon is moving. We have growth. We have terrific leadership in Dan who's deeply engaged, as well as engaged leadership teams in Europe and the United States below them. We are attracting, developing and retaining great talent. Those businesses are moving. The removal of the $22 million quarterly drag is obviously positive for Compass Lexecon and its management teams. It's actually also very positive for the rest of our leadership teams because the momentum they have been driving so many places around the world now gets to show through in our overall results. So the progress that so many people have committed to and have been delivering even during these five quarters begin to show through. So I think that's overall where we are.

We had a great period from 2017 to 2024. We've been working through an 18-month period where we've had great things going on, but they've been obscured by a serious dislocation, one we believe never should have happened in one business. That dislocation is behind us, and the power of everything else we've been doing is once again beginning to shine through. Does that mean everything will be perfect going forward? I mean, I think we've all lived in life long enough to know that that's not the case. There will be market dislocations. There will be bets here and there that do not work. There will be other issues, just as there were from 2017 to 2024. But what we have shown is those are the sorts of things we can plow through.

What we have shown is if you build a really, truly powerful business around the core things that actually matter in professional services, retaining great professionals, supporting their developing – skill development, people who care deeply about making a difference for clients, people who will translate that passion and energy into winning the biggest jobs and creating deeper client relationships, that in turn will enhance one's brand in the market and further make great professionals want to stay with you and world class professionals who don't see that perhaps as deeply in their own firms want to join you.

It's a virtuous loop, and it's a virtuous loop that our results in the past have shown just how powerful it is. It drove our results from 2017 to 2024. It continued to drive most of the company's results over the last 18 months, even if those efforts were somewhat obscured. It has been true for this company since 2017 and it's true today. That's why we believe the future of this company is so incredibly great.

We look forward to discussing this story in our outlook, our multiyear outlook in greater detail at Investor Day, which we look forward to scheduling with you early next year.

With that, let me turn the call over to Angela, who will take you through this truly delightful quarter in more detail. Angela?

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Eun Angela Nam

Chief Financial Officer, FTI Consulting, Inc.

Thank you, Steve, and good morning, everyone. What a fantastic quarter. And that historical perspective gives me strong confidence in our growth trajectory going forward.

Now turning to our results. Let me begin a little differently this quarter with EPS. GAAP EPS was $2.35, compared to a record of $2.60 in the prior year quarter. GAAP EPS includes a third quarter special charge as well as extraordinary litigation-related expenses, which reduced GAAP EPS by $1.36 and $0.13, respectively. Adjusted EPS was a record of $3.84, increasing 48% compared to EPS of $2.60 in Q3 of last year, where adjusted EPS was equal to GAAP EPS.

The $46 million third quarter special charge included $45.5 million in salary and benefits-related costs resulting from targeted head count actions and $0.5 million of non-cash real estate related costs. The head count actions were taken across all segments and regions, but principally in geographies that have been impacted by challenging market conditions, such as the Middle East and the UK, as well as adjacent investments where we're sharpening our focus, such as some transformation and strategy bets made in EMEA and Asia-Pacific, in our construction solution business, primarily outside of the US, and in Strat Comms to reflect the continual evolution of the business toward a more high-margin event-driven work.

The plan to align staffing with demand continued into the fourth quarter and has since concluded, and we expect will result in a fourth quarter estimated special charge of $7 million, which includes approximately $2 million in salary and benefits-related costs and approximately $5 million in real estate-related costs. Looking forward, we expect the actions taken in the third and fourth quarters will result in cost savings of approximately $80 million on an annualized basis.

Important, we believe these actions further strengthen our business and position us for sustained growth. These are targeted, disciplined actions in areas where market conditions or investment cases have changed. These actions, together with the investments we have made that are working, collectively reinforce the relevance of our expert-driven model, while allowing us to continue to invest behind people and positions where we see the greatest opportunities. And clearly, based on this quarter's performance, there are many bets that are working.

We delivered record revenues, crossing the $1 billion milestone for the first time. Revenue grew 6% year-over-year with growth across all of our business segments. Important, growth this quarter was not driven by market tailwinds, but our ability to win what we believe is more than our share of the most complex cases in market, which has recorded record success fees in Corp Fin this quarter, record bill rates in both Econ and FLC, and double-digit top line growth in both Strat Comms and Tech, as our clients increasingly call on our experts at major moments of crisis and transformation.

Net income of $63.4 million, which includes the $46 million special charge and $4.5 million of extraordinary litigation-related expenses, compared to $82.8 million in the prior-year quarter. Adjusted EBITDA of $153.7 million increased 18% year-over-year. Adjusted EBITDA margins improved 150 basis points to 15.2%. Overall, our billable head count increased 1.8% year-over-year and 2.6% sequentially. We also welcomed approximately 270 campus graduates during Q3.

Importantly, the third and fourth quarter actions impacted approximately 4% of our total employees. Due to notice periods that varied by geography, approximately two-thirds of impacted employees, or 230 people, remain included in our third quarter head count. We expect the majority of the remaining impacted employees to depart by the end of the fourth quarter.

SG&A of $214.4 million compared to $199.5 million in the prior-year quarter. The increase in SG&A was primarily due to higher compensation and legal expenses. Our Q3 effective tax rate of 17.8% compared to 25.9% in the prior-year quarter. The decrease was primarily driven by a favorable discrete tax adjustment related to the finalization of prior-year tax returns and tax benefits related to the tax equity investment in renewable energy, which was partially offset by an increase in valuation allowances. Weighted average shares outstanding of 27 million shares compared to 31.8 million shares in the prior-year quarter.

Now, turning to our performance at the segment level. Corp Fin had a record quarter, delivering 5% revenue growth. Strong top line performance was driven by higher success fees and higher realized bill rates across the business. Record adjusted segment EBITDA of $102.8 million increased 7% year-over-year as success fees carried strong incremental profit. Corp Fin's record success fees this quarter of $40.7 million included a particularly large success fee in our transactions practice related to the sale of a loan portfolio for the Federal Reserve Bank of Boston, as well as many other success fees across Corp Fin. But even excluding this outsized quarter, our quarterly success fees averaged $20 million in the first two quarters of this year, which is more than double the quarterly average of $9.5 million in 2022.

Our transactions practice grew 13% year-over-year due to higher success fees, which was partially offset by lower demand. Our transformation practice grew 7% year-over-year as we continue to support performance improvement, integration, data governance, and finance support mandates for corporate, private equity, and private capital clients.

Turnaround and restructuring revenues declined 1% year-over-year as higher realized bill rates were more than offset by lower volume. In a restructuring market that remains mixed, we believe we're winning more than our share globally. Select client mandates we supported this quarter include New Fortress Energy's cross-border restructuring and recapitalization, which span across the UK, US, and Brazil; West Marine's successful Chapter 11 emergence; and Hughes Satellite Systems Corporation's voluntary reorganization, among others.

FLC delivered record revenue this quarter despite lower volumes, mainly in our risks and investigations and data and analytics businesses, due largely to the continued pullback in regulatory enforcement. However, even with the slow volume, we delivered revenue growth through record realized bill rates, reflecting the relevance of our specialized expertise and the premium our clients place on working with us.

During the quarter, we continued to support clients facing complex problems, including private credit and complex investigations matters, threat mitigation and incident response in cybersecurity, and payments, anti-money laundering in gaming and financial services. Adjusted segment EBITDA of $38 million compared to $42.6 million in the prior-year quarter, where we benefited from recognition of a legal gain contingency in the prior-year quarter.

Steve mentioned, this quarter's Econ performance was accretive to our results on both the top and bottom line and exceeded our expectations. Revenue grew 9% year-over-year, which was driven primarily by increased demand for non-M&A and M&A-related antitrust services in both North America and EMEA. Our Compass Lexecon team is supporting important client work globally, whether it's major mergers in EMEA, NCAA antitrust cases in the US, or the Abra Group-Sky Airline's antitrust matter in Chile. Adjusted segment EBITDA grew by

$18.5 million year-over-year.

Tech's 10% revenue growth year-over-year was driven by increased demand for M&A-related second requests and antitrust services, with strength across North America, EMEA, and Asia-Pacific. Adjusted segment EBITDA grew $2.4 million year-over-year. Adjusted segment EBITDA margins of 15.5% improved 100 basis points year-over-year.

Strat Comms also delivered a strong quarter, with revenues up 13% year-over-year, primarily due to higher demand for public affairs and corporate reputation services. Strat Comms' results continue to reflect the strength of our multiyear investment to build out a higher-margin, event-driven offering in areas such as crisis, cyber, and M&A and activism. And during the quarter, we supported the Prologis, SEGRO, and McCormick-Unilever Foods transactions, among others.

Strat Comms is also helping our clients navigate the unprecedented impact of AI from working with AI companies, private equity firms, and unions to establish standards and guardrails for data centers, to helping our clients communicate when they're at the center of AI-driven risk, ranging from cyberattacks to misinformation campaigns. The results of these efforts are reflected in our year-to-date performance, with revenues up 9%, or 13% if you exclude pass-through revenues, and adjusted segment EBITDA up 26%, with adjusted segment EBITDA margins of 20%.

Turning to our key cash flow and balance sheet items. During the quarter, we repurchased approximately 524,000 shares at an average price per share of $151.55 for a total cost of $79.4 million. Through the first three quarters of this year, we've repurchased 3.9 million shares at an average share price of $153.09. As of September 30, 2026, approximately $264.7 million remain available for share repurchases under our share repurchases program. Total debt of $852 million at September 30, 2026, decreased sequentially from $1 billion at

June 30, 2026, as we paid down $168 million in debt during the quarter.

Turning to our full-year 2026 guidance. We are reaffirming our revenue range of between $3.94 billion and $4.1 billion. We now expect GAAP EPS of between $7.55 and $8.05. And we now expect adjusted EPS of between

$9.50 and $10, which compares to the prior range of between $9.10 and $9.70. The difference between GAAP and adjusted EPS reflects the expectation of $1.55 per share related to the third and fourth quarter special charges and $0.40 per share of extraordinary litigation-related expenses.

Our updated guidance incorporates the following assumptions: First, Econ's performance this quarter once again exceeded our expectations. The sequential improvement in adjusted segment EBITDA was benefited by stronger-than-expected revenues, as well as some one-off items we do not expect to recur, such as a PTO true-up and lower bad debt. We expect the Q4 Econ adjusted segment EBITDA to be closer to Q2's level of performance.

Second, while we delivered record third quarter revenues, in part due to record success fees, overall volume is down in three major markets for us, restructuring, M&A, and regulatory, as we enter into seasonally slower Q4. Although activity varies by geography, the restructuring market overall has remained steady but not particularly strong. We expect a similar level of demand for restructuring in the near term.

For M&A, while mega deal volume has been strong year to date, driving higher demand for our second request services in Tech and M&A-related antitrust services in Econ, announced deal volume slowed notably in the third quarter. In Corp Fin, while we believe we're taking share in transactions, our growth this quarter was driven by success fees, not volume. For FLC, which benefits from high levels of regulatory scrutiny, we have seen slower markets under the current US administration, which is compounded by some large engagements that ended in the third quarter.

Third, we continue to expect SG&A expenses for 2026 will be approximately $70 million higher than 2025. Of note, 2025 benefited from legal settlements and the absence of that benefit, and 2026 accounts for approximately 40% of the year-over-year increase in SG&A. Lastly, we expect a fourth quarter effective tax rate of approximately 23% and a full-year effective tax rate of approximately 22%, which, as a reminder, compares to 27% in 2025.

As Steve said, our commanding results this quarter represent the resumption of a growth trajectory that was obscured over the last 18 months. What I find the most powerful is not that [ph] we endured (00:31:44) a Compass Lexecon disruption, but that we grew through it meaningfully. The breadth and diversity of our platform and our resilience demonstrate, at least for me, the opportunity for this company's inherent strengths, which attracted me to FTI, to shine through.

The breadth and diversity of our businesses continue to provide meaningful resilience. Year-to-date, revenues increased 7%, with every business segment contributing to growth, despite not all end markets being particularly hot right now. As the world becomes increasingly complex and disruptive, including through the rapid evolution of AI, our clients need the deep expertise, judgment, and execution capabilities that are at the core of our platform.

We remain committed to hiring, promoting, and retaining the best professionals in the market, and we are continuing to invest when we find the right ones. We have promoted 100 SMDs and announced a record 140-plus new lateral SMD and affiliate hires over the last two years. Important, our senior head count growth outpaced overall global head count growth year-over-year, with SMD and MD head count increasing 6.7% and 4.4%, respectively, during the quarter. We're differentiated by a low leverage expert-based model. We will continue to invest in both senior head count as well as building out teams under them.

And lastly, our strong cash generation and balance sheet provide us with significant flexibility to drive shareholder value. That includes, first and foremost, investing meaningfully in organic growth, as well as paying down debt, pursuing acquisitions when we find the right opportunities, and opportunistically repurchasing shares.

And with that, we'll open the call up for your questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Today's first question comes from Tobey Sommer at Truist. Please go ahead.

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Thank you. Steve, I wanted to see if you could dig into a little bit more the quality and durability of the earnings, because you cited a couple of things, performance fees, tax, et cetera. But also are you pointing to GAAP EPS and profitability or the adjusted which has the special charge in litigation, add-backs are pretty consequential there? Thanks.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. So let me see if I can answer this. And Angela, you jump in if you think I don't quite get it right. The way I would think about it is, look, the restructuring charges are not going to be recurring charges. I think we've had three major restructuring charges in my 11 years as CEO. And we don't consider that a normal course of business type of activity, okay? So I think you never know if there's nuclear war, what you'd have to do, but I mean, we would not expect those things to be recurring charges, okay?

And then the litigation expense is a weird thing, a really weird thing, which we think is anomalous, okay? Apart from that, I don't see any reason why GAAP earnings shouldn't be the same as adjusted earnings next year. I mean, that's what it's been during most of my years as CEO. And I think the quality of our earnings is typically extraordinarily high. Is that an answer to your question or do you want more bridging than that?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

No, that's fine. From a – for the Econ, you walked through the math of a $100 million or $100-plus million in EBITDA contribution historically. It bounced back a little bit. What do you think a reasonable medium-term expectation is for resumption in annual EBITDA generation in the segment?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. I think what I wanted to be very clear on this is that the obscuring factor, the drop that I think has obscured so much good things going on in the rest of the company is behind us. I do not want to mislead people that I think we're getting an immediate jump back to the historical levels of profitability. We wrote huge amounts of forgivable loans. You can see the increase in the balance sheet and some of them for pretty early stage people. It's not the way we've done it historically. It was a crisis. We did this. We believe in a lot of those bets, but a lot of those bets are going to take years to come fully to fruition. So I've talked to the boards about periods like five years for long periods of a recovery here. So I think what I would say is take – don't assume it's obscuring everything going forward, but a modest recovery from here for the next few years, okay?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

That's fine. And last detailed question from me. Regarding the forgivable loans, is the expectation for the, I don't know, annual impact on margin in Econ to be pretty linear on a go-forward basis, or are there any adjustments to the cadence?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, I think if we can find terrific new talent, we will of course add it. But I think what happened last year was a major catch-up on hiring, a major reaction to a lot of things, some giving some forgivable loans in a time of crisis to make sure people were nervous about what was going on to secure them. So the increase we had last year in forgivable loans is unprecedented in the history of our company.

So we'll burn off. I don't know what we're burning off this year. I'm guessing we're burning off $50 million of forgivable loans this year. We're probably replenishing some of it, but I don't think we're replenishing anywhere near $50 million, and I would think that would be the expectation going on. Now if a different competitor floats and there's a terrific opportunity, we'll go after that. But our expectation is more in line with what I just said. Does that speak to your question, Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

So next year's amortization is sort of like a comparable $50 million?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah, I think you just – yeah, I don't think there's any change in the current contract. So I think using this year's amortization as a first approximation of next year's wouldn't be terrible unless we do something different. Does that help?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Okay. Yeah, yeah. Good starting point. Thanks very much.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

And just a reminder, I know some of you talk with private equity firms which talk all that stuff below the stuff. That's all in our direct cost. That's all reflected. I mean, our EBITDA reflects that number. Our direct costs reflect the amortization of forgivable loans, all right? I think you know that, Tobey. I just wanted to make a more general point. Thanks.

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Thank you, Steve.

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Operator: Thank you. And our next question today comes from Andrew Nicholas at William Blair. Please go ahead.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Hi. Good morning. Appreciate you taking my questions. I wanted to touch on third quarter margins first. Obviously, a really good number, I think the highest in – well, since 2019 based on my model. Could you maybe unpack that a little bit more? What besides the success fees, which have high margin, impacted that in the quarter? Is there any benefit from the special charge or from the restructuring in the period? And then I apologize for the multipart question, but any more color on the focus areas of some of those streamlining actions would be helpful.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. I'll let Angel take the primary hit on this. There were a lot of smaller things that helped besides the success fee stuff. I mean, it was just like – sometimes you catch up on timesheets in a quarter and there's a few other – bad debt can sometimes be lower or higher in a quarter. So I took all of that out when I – I didn't give you that on a bridge for EBITDA percent, but I did took that all out and I did the bridge from the reported $3.84 to the $2.90 that I said I normalized. Now that also has out the tax rate adjustment, which if you're trying to normalize for the EBITDA margin, you wouldn't take out because that's below that line. But I think you can get a sense of the sum of all the little ones if you just back my thing. But it's a lot of little ones in addition to the main one being success fees. Does that help a little bit on that question and then maybe you can go to the other question?

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Eun Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

Yeah, absolutely. Yeah. So I think we tried to include a couple of factors that helped our margins this quarter. As you pointed out, for CF, we had a large success fee that a lot of it falls to the bottom line. So it helps our margin significantly. But also Econ was the other factor where we had some onetime benefits that we don't expect to recur like the PTO benefit, PTO true-up and lower bad debt that goes to the margins directly as well. So those are probably the main factors that I would point out.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Understood. Thank you.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Second part...

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Eun Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

And then on your second question...

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yeah. The second question was just on focus areas. Right.

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Eun Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

For the head count options, it was really around certain bets and certain regions that weren't working. So we called out construction services, primarily outside of the US, and certain regions that had challenging market conditions as our focus area. And as a result of that, I think you're also asking about benefits that we expected related to those actions in this quarter and going forward. There's minimal benefit this quarter. And we had disclosed about $80 million net benefits annually. And it wouldn't be a full quarter benefit, but I would expect around $15 million in benefits in Q4 related to those Q3 and Q4 special charges.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Perfect. That's very helpful. And then for my second question, I wanted to ask on FLC demand. It sounds like there are some bigger engagements falling off in the fourth quarter. And obviously, you've talked about a little bit lower enforcement from certain regulatory agencies. But I'm curious on the other side of that kind of ledger. Are you seeing growing demand for fraud investigations? We've seen private credit blow-offs. We've seen some headlines around AI-enabled fraud. I'm just curious if that's showing up in FLC's pipeline at all. And if it is, how durable of a driver do you think that could be over the next couple of years? Thank you.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Maybe I could talk about that. Look, we have had some big assignments around private credit fraud. I don't know if it's public, but we were involved in uncovering some of the largest private credit fraud that have been disclosed in the public. And AI, yes, AI is a driver of our business. I mean, there aren't that many people who have – who know – who can go dive in. If somebody is accused of an AI algorithm of not meeting fair credit standards, who can go in, who has deep understanding of financial regulation, who has credibility to testify in courts, who can actually go in and analyze an AI algorithm to figure out whether it, in fact, has that bias or not? I don't think there are that many people who can do that, and we can. And so we have had some of our largest cases in the last two years related to that sort of core expertise.

So, yeah, no, we think there's a lot of – we are positioned extraordinarily well. We have a lot of confidence in this business and we think we're positioned extraordinarily well to continue the growth in this business. But we are also affected if the US government has chosen to cut back on certain types of traditional enforcement actions, which we've traditionally helped with. So please don't misunderstand that as other than being transparent about short-term headwinds, we are really positive about the long-term trajectory of this business. Does that help, Andrew?

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Very helpful. Thanks, Steve.

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Operator: Thank you. And our next question today comes from James Yaro at Goldman Sachs. Please go ahead.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Hi. Good morning, and thanks for taking the question. You talked about the head count actions in the third and fourth quarters as being related to aligning staffing with demand, which I take it to mean a weaker demand environment in certain places. And you talked about some of those areas. But I just wanted to double click a little bit on that. Are these structural changes in these businesses or cyclical ones in your view?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

So I think this is – let me see if I can. They're not cyclical ones. We don't usually – we resist – I strongly encourage us to resist taking good people out just because there's a cycle down. I mean, if we're in making horse and buggies and the car is invented, then we have to repurpose the good people who did horse and buggies because the business is going away. But it does not make sense for us to fire people in bad cycles. This is why we resisted in COVID doing layoffs. And so I don't believe in that.

What we have to do is, if we make bets that don't make sense, either we don't have a competitive position and we can't, or we made the wrong choice of person or something, we have to make those bets forcefully. We have to give them time to come to fruition. We have to clean them up. And then if we've entered markets and we have challenging positions in those markets, we don't see a way to fully fix it. We have to clean that up. And that's something we do routinely, but occasionally it gets to a point where it's sizable enough that it becomes a restructuring charge.

I don't want to misunderstand though. I mean, what we've been doing over the last while is making a lot of bets. And some of them didn't work and there's some geographies that are under stress. But we've also had a lot that have worked. That is the reason the underlying strength of the business that I said was being obscured by Compass was so powerful over this period. So we've been making really bold bets, particularly overseas.

And look, our betting rate is good overseas. It's not perfect. In new markets when you're in there, you're not automatically the destination for the A-plus talent. You don't have as good intelligence for back channels. So you make some great moves and you make some mistakes. And – but we made some great moves, which is why our position in the – for example, in across the continent of Europe is just fundamentally different than it was. But you have to sometimes recognize where you need to clean up and that we've done here. Does that help, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Yes. That's very helpful. Thank you. So a somewhat related question. I believe your full-year adjusted EPS guide suggests a 52% lower fourth quarter EPS quarter-on-quarter at the midpoint of the guidance. And please correct me if I've gotten that wrong. Could you just help us think through the drivers of the magnitude of the implied slowdown? Were there any onetime items in the quarter that is driving that? And does this relate at all to the typical negative seasonality you've talked about historically that often occurs in the fourth quarter?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Let me try to maybe do a high-level thing and then have Angela correct if it's misleading. Look, I think there was a lot of stuff – onetime stuff, as I said at the beginning. So if you got to do that calculation, do it off the $2.90 that I said versus the $3.84, because there was just stuff in this order that like came from manna from heaven that doesn't happen every quarter. In fact, sometimes, it borrows from the next quarter. So you got to be really careful about that, all right?

And then, look, I think the drop from $2.90 to whatever we have embedded in there is totally in line with what we've seen. I think the third quarter is more often than not our strongest quarter and the fourth quarter almost never is. Now you can have different quarters and all that stuff, but there's – you can take the average of the last five years' drop from third to fourth, and I'm sure that that's not that far off on that. But, Angela, is my math wrong on that or is it roughly right?

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Eun Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

No, I think that's right. And the factors that we mentioned where we had a lot of things, as Steve mentioned, cut positively this quarter definitely helped us. But the factors that we had outlined was the onetime items like the large success fee and our favorable tax rate for the quarter are probably the main things that we would point out.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Does that help, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Yeah, that's super clear. Thank you. And maybe just one last one here. Could you just speak to whether you expect the US midterm elections to have any impact on your business, in which businesses and in which ways, if so?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Can I turn that around since my crystal ball hasn't historically been perfect on this fit? Do you have a view, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Well, it's not as impactful as the presidential election, in my view. So, that's the only insight I've got.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Here's what I would say is one never knows, but I would say what I try to do is, the way I lead in my company is to say, guys, come on. I mean, we had periods when Brexit came in and people said, oh, the sky is going to fall. My experience is that if you do the right thing as a management team, you position yourself to grow. Because the world, if it's disruptive, the world – when the world is disruptive, somebody needs help. And so a lot of people in different professional services firms that I've been associated with love to use the macroeconomic in whatever as an excuse.

Now if there's World War 3, that's an excuse. But I think my experience is our company is extraordinarily well positioned in most economic environments, and I would not expect it to be – unless it's different than the history

I've seen, that we control our destiny much more than the elections. We'll see. But that's my crystal ball and my experience. Does that help, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Very clear. Thank you so much.

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Operator: Thank you. And that concludes our question-and-answer session. I'd like to turn the conference back over to management for any closing remarks.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

I just want to say thank you to all of you. Some of you have been with our company for the first few years I was here where we had a pretty fundamental turnaround. A number of you were here during the strong period of 2017 to 2024, and a number of you have persevered through these last five or six quarters. I am excited to say that I think we're through those five, six quarters, and I look forward to joining us on the ride for the next 5 to 10 years. Thanks for your time today.

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Operator: Thank you, sir. That concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines, and have a wonderful day.